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                                                                   EXHIBIT 99.1

NATURAL RESOURCE PARTNERS L.P. ACQUIRES VIRGINIA COAL ASSETS FROM ALPHA NATURAL RESOURCES, LLC

HOUSTON, April 10 /PRNewswire-FirstCall/ -- Natural Resource Partners L.P. (NYSE: NRP) announced today the acquisition of more than 290,000 mineral acres containing over 300 million tons of coal reserves from two subsidiaries of Alpha Natural Resources, LLC for an aggregate purchase price of $53.625 million in cash. NRP has, in turn, leased these reserves to the subsidiaries of Alpha Natural Resources, which will mine the coal and pay royalties to NRP. The acquisition, which is effective April 1, 2003, is expected to be accretive to both cash flow and earnings and was funded through the partnership's recently increased credit facility.

Corbin J. Robertson, Jr., Chairman and Chief Executive Officer said, "With the addition of this latest acquisition, NRP has now grown its coal reserves by more than 30% since going public six months ago. NRP now owns more than 1.5 billion tons of coal reserves in eight states."

"We see tremendous opportunities to consolidate assets within this industry and will continue to pursue additional accretive acquisitions to further the growth of the partnership to the benefit of our unitholders," said Nick Carter, President and Chief Operating Officer.

For the remainder of 2003, NRP anticipates the properties will generate approximately $6.5 to $6.8 million in coal royalty revenues based on production of approximately 4 million to 4.5 million tons. A modest increase in general and administrative expenses associated with managing the properties is expected.

These reserves, which are primarily underground, are associated with 18 mines, 11 leases, and 8 operators in Virginia. The properties are adjacent to NRP's VICC property acquired from El Paso Corporation last December, which is operated by another subsidiary of Alpha Natural Resources, LLC.

Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States:
Appalachia, the Illinois Basin and the Powder River Basin.

Alpha Natural Resources is controlled by First Reserve Corporation and American Metals and Coal International. Based in Greenwich, Connecticut, First Reserve is the leading private equity firm specializing in the energy industry with $2.6 billion under management. For additional information on First Reserve, please visit http://www.firstreserve.com .

For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com . Further information about NRP is available on the partnership's website at http://www.nrplp.com .

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. Such statements are those concerning the increases in coal reserves, coal royalty revenue and, production related to the acquisition. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners' Securities and Exchange Commission filings.

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CONTACT: Kathy Hager of Natural Resource Partners L.P., +1-713-751-7555, or
khager@nrplp.com / /Web site: http://www.firstreserve.com http://www.nrplp.com/
(NRP)